UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   SPILMAN, ROBERT H
   BASSETT FURNITURE INDUSTRIES INC
   P O BOX 626
   245 MAIN STREET
   BASSETT, VA  24055
   USA
2. Issuer Name and Ticker or Trading Symbol
   BASSETT FURNITURE INDUSTRIES, INC
   BSET
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   DECEMBER 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN OF THE BOARD & CHIEF EXECUTIVE OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
COMMON STOCK               |      |    | |                  |   |           |19,963             |D     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |12-17-|G   |V|10,776            |D  |           |52,494*            |I     |WIFE                       |
                           |96    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |13,962*            |I     |WIFE TTEE FOR SON          |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |13,962*            |I     |WIFE TTEE DAUGHTER         |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |13,962*            |I     |WIFE TTEE FOR SON          |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |13,970*            |I     |TTEE FOR WIFE              |
-----------------------------------------------------------------------------------------------------------------------------------|
*BENEFICIAL OWNERSHIP IS EX|      |    | |                  |   |           |                   |      |                           |
PRESSLY DISCLAIMED         |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
*OPTION (RIGHT TO BUY)|28.00   |     |    | |           |   |1994 |8-31-|COMMON      |3,571  |       |21,428      |D  |            |
                      |        |     |    | |           |   |     |2002 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |1995 |"    |"           |3,571  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |1996 |"    |"           |3,571  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |1997 |"    |"           |3,571  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |1998 |"    |"           |3,571  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |1999 |"    |"           |3,571  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |2000 |"    |"           |2      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
*OPTION (RIGHT TO BUY)|37.40   |     |    | |           |   |7-16-|1-25-|COMMON      |2,861  |       |25,000      |D  |            |
                      |        |     |    | |           |   |93   |2003 |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |1994 |"    |"           |2,861  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |1995 |"    |"           |2,861  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |1996 |"    |"           |2,861  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |1997 |"    |"           |2,862  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |2000 |"    |"           |2,673  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |2001 |"    |"           |2,673  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |2002 |"    |"           |2,673  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |2003 |"    |"           |2,675  |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*GRANTED UNDER THE 1982 STOCK OPTION PLAN WHICH IS A RULE 16b-3
PLAN.
**GRANTED UNDER THE 1993 LONG TERM INCENTIVE PLAN WHICH IS A RULE 16b-3
PLAN.
SIGNATURE OF REPORTING PERSON
ROBERT H SPILMAN
DATE
12-18-96